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                                                         EXHIBIT 99.2

               DISCLOSURE OF FORWARD-LOOKING STATEMENTS

Under the Private Securities Litigation Reform Act of 1995, companies are provided with a "safe harbor" for making forward-looking statements about the potential risks and rewards of their strategies. Monsanto believes it's in the best interest of its shareowners to use these provisions in discussing future events. Forward-looking statements include Monsanto's plans for growth; the potential for the development, regulatory approval, and public acceptance of new products; and other factors that could affect Monsanto's future operations or financial position. Such statements often include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions.

        Monsanto's ability to achieve its goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause the anticipated performance and results of the company to differ materially from those
described or implied in forward-looking statements.   Factors that could
cause or contribute to such differences include, but are not limited to, those discussed below.

FACTORS AFFECTING THE AGRICULTURAL PRODUCTS SEGMENT

GENERIC COMPETITION: The family of Roundup(R) herbicides is a major product line for Monsanto's Agricultural Products segment. These herbicides are likely to face increasing competition from generic products. Patents protecting Roundup(R) in several countries expired in 1991. Compound per se patent protection for the active ingredient in Roundup(R) herbicide expires in the United States in September 2000.

        Monsanto believes its pricing strategy will help it compensate for increased generic competition in the United States. Monsanto recently significantly reduced the price of Roundup(R) in the United States. This price elasticity strategy is expected to result in increased demand for Roundup(R) in the United States because the lower prices will make Roundup(R) more economical, encouraging both new uses of the product and expansion
of the number of acres treated.   Monsanto's experience in numerous
markets worldwide has been that price reductions have stimulated volume growth. However, the volume increases in the other countries also may have been influenced by a variety of other factors, such as weather; the increased use of conservation tillage practices; development of other new markets or applications for Roundup(R); launch of new products including Roundup Ready(R) crops; competitive products and practices; and an increase in agricultural acres planted. Conditions, and therefore volume trends in one country may or may not be duplicated in other world areas. As a result, Monsanto's experience with price elasticity in markets outside the United States may or may not be replicated in the United States.

        Monsanto also believes that increased volumes and technological innovations will lead to efficiencies that will reduce the production cost of glyphosate. Such cost reductions will depend on realizing such increased volumes and innovations, and securing the resources required to expand production of Roundup(R).

GOVERNMENTAL AND CONSUMER ACCEPTANCE: The commercial success of agricultural and food products developed through biotechnology will depend in part on government and public acceptance of their cultivation, distribution and consumption. Monsanto continues to work with consumers, customers and regulatory bodies to encourage understanding of nutritional and agricultural biotechnology products. However, public attitudes may be influenced by claims that genetically modified plant products are unsafe for consumption or pose unknown risks to the environment or to traditional social or economic practices. Securing governmental approvals for, and consumer confidence in, such products poses numerous challenges, particularly outside the United States. For instance, France has instituted a moratorium on the planting of certain genetically modified seeds, and consumer groups have brought lawsuits in various countries seeking to halt industry activities with respect to products developed through biotechnology. Some countries also have labeling requirements. In some markets, because these crops are not yet approved for import, growers in other countries may be restricted from introducing or selling their grain. In these cases, the grower may have to arrange to sell the grain only in the domestic market or to use the grain for feed on his or her farm. The market success of Monsanto's products developed through biotechnology could be delayed or impaired in certain geographical areas because of such factors.

TECHNOLOGICAL CHANGE AND COMPETITION:   A number of companies are
engaged in plant biotechnology research. Technological advances by others could render Monsanto's products less competitive. Monsanto believes that competition will intensify, not only from agricultural biotechnology firms but from major agrichemical, seed and food



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companies with biotechnology laboratories.  Some of Monsanto's agricultural competitors have substantially greater financial, technical and marketing resources than Monsanto does.

SUCCESSFUL INTEGRATION OF RECENT TRANSACTIONS:   Monsanto has made
significant acquisitions, mergers and joint ventures involving seed, agricultural biotechnology and grain processing companies. These transactions are designed to strengthen Monsanto's capability to bring important new life sciences products to customers worldwide, and to contribute to the company's long-term growth. The Delta and Pine Land Co. (D&PL) transaction is subject to regulatory approval and other customary conditions. It is anticipated that the pending D&PL transaction, when final, and the recently completed acquisitions of DEKALB Genetics Corp., Plant Breeding International Cambridge, and certain international seed operations of Cargill Inc., will significantly dilute Monsanto's financial results for the next several years. Long term, Monsanto must integrate these companies into its business to realize projected synergies. It must also fit such acquisitions, mergers and joint ventures into its growth strategy to generate sufficient value to justify their cost. Mergers, acquisitions, and joint ventures also present other challenges, including geographical coordination, personnel integration, and the reconciliation of corporate cultures. This integration could cause a temporary interruption of or loss of momentum in Monsanto's business and the loss of key personnel from the acquired company. There can be no assurance that the diversion of management's attention to such matters or the delays or difficulties encountered in connection with integrating these operations will not have an adverse effect on Monsanto's business, results of operations, or financial condition.


PLANTING DECISIONS AND WEATHER:   The company's agricultural products
business is highly seasonal. It is subject to weather conditions and natural disasters that affect commodity prices, seed yields, and decisions by growers regarding purchases of seed and herbicides. Commodity prices also affect growers' decisions about the types and amounts of crops to plant. All of these factors influence sales of Monsanto's herbicide and seed products.

FACTORS AFFECTING THE PHARMACEUTICALS SEGMENT

ABILITY TO REALIZE POTENTIAL OF EXISTING PIPELINE PRODUCTS:
Pharmaceutical research and development (R&D) is subject to inherent uncertainty, difficulties and delays. These include, but are not limited to, successful completion of clinical trials and the ability to obtain regulatory approval for the compounds worldwide. Failure to receive government approvals as anticipated could preclude or substantially delay commercialization of products in the company's R&D programs.

DEVELOPMENT AND COMMERCIALIZATION OF NEW PRODUCTS:   The Pharmaceuticals
segment's long-term success will depend in great part on its ability to commercialize new products. Such efforts require substantial funding of R&D and launch expenses. If Monsanto is unable to earn or borrow sufficient resources to fund such expenses, its ability to develop new products will suffer. Further, the outcome of R&D is inherently difficult to predict. Anticipated results may never materialize, or they may not be promising enough. Even when new pharmaceutical products are marketed, there can be no guarantees of their commercial success. Consumer demand and competitive factors, including the availability and price of treatment alternatives influence sales. In addition, timing is crucial. The results of R&D of new pharmaceutical products are difficult to forecast, and new products must be carefully deployed, with resources sufficient to realize the full value of the products.

PRODUCT LIABILITY AND CONSUMER ACCEPTANCE:   The sale of pharmaceutical
products always involves a risk of product liability claims and associated adverse publicity. Substantial damage awards for injuries allegedly caused by the use of pharmaceuticals have been made against certain companies in past years. In addition, unexpected safety or efficacy concerns can arise with respect to marketed products. Whether or not they are scientifically justified, such concerns could lead to product recalls, withdrawals, or declining sales.

COMPETITION:   Pharmaceutical research is intense and highly
competitive. It is characterized by rapid technological change. Depending on the product involved, competition may be encountered in price, delivery, service, performance, innovation, brand recognition and quality. Many of Monsanto's pharmaceutical competitors have greater research, financial, marketing and other resources than Monsanto does. Some of Monsanto's trademarked pharmaceutical products also face increasing pressures from producers of lower-priced generic products and from new products entering the marketplace.



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PRICING:   Managed care groups, health care organizations and
government agencies worldwide actively seek discounts and lower prices on pharmaceutical products. Monsanto's challenge is to provide overall economic benefits to health care providers and negotiate prices for specific products that will allow it to profit at acceptable levels.

FACTORS AFFECTING THE NUTRITION AND CONSUMER PRODUCTS SEGMENT

Monsanto's Nutrition and Consumer Products Segment faces many challenges similar to those faced by the Agricultural Products and Pharmaceuticals segments. These challenges include increased competition from generic substitutes for its aspartame-based tabletop and ingredient sweeteners, rapid technological changes, the ability to realize the potential of its pipeline products, the development of new products, and the ability to negotiate favorable pricing terms with its major customers. Each of these challenges is subject to risks and uncertainties comparable to those described above.

FACTORS AFFECTING ALL SEGMENTS

FINANCIAL REQUIREMENTS:   Monsanto's recent and planned acquisitions
will require a significant commitment of the company's financial resources. In addition, new technological innovations generally require a significant investment for R&D and product launch. Lack of funds for investment in these areas could hinder the company's ability to make technological innovations and to introduce and distribute new products. Monsanto expects to generate the required capital by maintaining the revenues of its core businesses, by seeking sufficient outside financing and by containing costs. The company's ability to do so will depend upon a variety of specific factors listed elsewhere in this report and upon general capital market conditions.

INTELLECTUAL PROPERTY:   Monsanto has devoted significant resources
to obtaining and maintaining patent protection worldwide for its products. It seeks to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Monsanto's patents and trademarks are of material importance in the operation of its business, particularly in the Agricultural Products and Pharmaceuticals segments. Intellectual property positions are becoming increasingly important within the agricultural biotechnology and pharmaceutical industries, as products developed through biotechnology become a larger part of the product landscape.

        Monsanto generally relies upon patent and trademark laws worldwide to establish and maintain its proprietary rights in its technology and products. There is some uncertainty about the value of available patent protection in certain countries outside the United States. Moreover, the patent positions of biotechnology and pharmaceutical companies involve complex legal and factual questions. Rapid technological advances and the number of companies performing such research can create an uncertain environment. Patent applications in the United States are kept secret: outside the United States, patent applications are published 18 months after filing. Accordingly, competitors may be issued patents from time to time without any prior warning to the company. That could decrease the value of similar technologies under development at Monsanto. Because of this rapid pace of change, some of the company's products may unknowingly rely on key technologies developed by others. If that occurs, the company must obtain licenses to such technologies in order to continue to use them.

        Certain of Monsanto's germplasm and other genetic material, patents, and licenses are currently the subject of litigation and additional future litigation is anticipated. Although the outcome of such litigation cannot be predicted with certainty, Monsanto will continue to defend and litigate its positions vigorously. The company believes it has meritorious defenses and claims in the pending suits.

MARKETS OUTSIDE THE UNITED STATES: Sales outside the United States made up approximately 45 percent of the company's 1998 revenues and Monsanto intends to continue to actively explore international sales opportunities. Challenges the company may face in international markets include changes in foreign currency exchange rates, changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, and unexpected changes in regulatory requirements.
In particular, the decline in the value of Southeast Asia and Brazilian currencies may, if not reversed, adversely affect future income. Also, future sales may decrease because the decline in such economies could cause customers to purchase fewer goods in general, and also because imported Monsanto products could become more expensive for customers to purchase in their local currency.



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JOINT VENTURES AND DIVESTITURES:  The company plans to continue to frequently explore the potential benefits of possible strategic alliances, joint ventures, and divestitures. However, despite its efforts, the company may be unable to divest assets at an acceptable price or to reach agreement with third parties with whom it desires to enter into a joint venture or other alliance.

YEAR 2000 READINESS:   The dates on which Monsanto believes the Year
2000 (Y2K) Program will be completed are based on management's best estimates, which include numerous assumptions about future events.
There can be no guarantee that these estimates will be achieved, or that there will not be a delay in, or increased costs associated with, the implementation of the Y2K Program. Factors that may cause delays in the Y2K Program or increased costs in connection with it include, but are not limited to, the continued availability and cost of experts trained in these areas, the ability to locate and correct all relevant computer code and embedded systems, and the success of similar programs conducted by suppliers and other third parties.



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